UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 14, 2012
(Date of report; date of
earliest event reported)

Commission file number: 1-3754

ALLY FINANCIAL INC.
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center
P.O. Box 200  Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)

(866) 710-4623
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Ally Financial Inc. (“AFI”) has obtained the written consent of a majority of its shareholders, which was subject to the Board of Directors of Residential Capital, LLC (“ResCap”) making a determination to file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), approving certain actions by AFI and the AFI Board of Directors with respect to the ResCap Chapter 11 filing. See Item 8.01 below.

Item 8.01	Other Events.

ResCap Chapter 11 Filing

On May 13, 2012, the boards of directors of ResCap and certain of its wholly-owned subsidiaries (ResCap and such subsidiaries are collectively, the “Debtors”) determined to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  In connection with the May 14, 2012 (the “Petition Date”) filings, the Debtors have announced that they have reached agreement with AFI and its subsidiaries and affiliates (excluding the Debtors and their direct and indirect subsidiaries) (collectively, “Ally”), and certain creditor constituencies on a prearranged Chapter 11 plan (the “Plan”) that the Debtors expect to file within 30 days. ResCap is a wholly-owned subsidiary of AFI.

The Plan provides for the sale of certain of the Debtors’ assets to Nationstar Mortgage LLC, consisting of the Debtors’ mortgage origination and servicing business and certain other mortgage related assets.  The remaining assets of the Debtors are expected to be sold, wound down, or otherwise liquidated over time. ResCap also announced that it has obtained additional debtor-in-possession financing, to be provided by Barclays Bank PLC, which is expected to include a total commitment of approximately $1.45 billion.  This financing is expected to be used to fund the working capital and other requirements of the Debtors’ Chapter 11 cases.

The Plan includes a settlement (the “Settlement”) among Ally and the Debtors under which, in exchange for the releases described below,  AFI will, among other things, make a cash contribution to the Debtors’ estates of $750 million, provide a stalking horse bid to the Debtors for up to $1.6 billion with respect to a portion of their held-for-sale mortgage portfolio, provide a $150 million post-petition debtor-in-possession financing facility to the Debtors, assume obligations under a ResCap pension plan, enter into a transition services agreement, and continue to provide for the indemnification of ResCap's current directors and officers.  Further, AFI agreed that Ally Bank will provide continued consumer lending origination support to the Debtors.  The Settlement, which is subject to Bankruptcy Court approval, provides for the release of all existing or potential causes of action between Ally and the Debtors, as well as a release of all existing or potential ResCap-related causes of action against Ally held by third parties.

ResCap has also obtained support for the Plan from the ad hoc steering committee representing ResCap's junior secured notes, as well as other certain noteholders, and to date has affirmative support from entities holding $781 million of these notes.

In addition, institutional investors in residential mortgage-backed securities issued by ResCap's affiliates and, at present, holding more than 25 percent of at least one class in each of 290 securitizations have agreed to support the Plan.  These 290 securitizations (out of a total of 392 outstanding securitizations with an original principal balance of $221 billion) have an aggregate original principal balance of more than $164 billion. The settlements reached are subject to Bankruptcy Court approval.

Additional information about the Settlement and Ally’s support for the Plan may be found in the Settlement and Plan Sponsor Agreement and Plan Term Sheet, which are incorporated by reference herein, and attached hereto as Exhibits 99.1 and 99.2, respectively.  The consummation of the Plan is subject to approval by the Bankruptcy Court and certain specified closing conditions.

Ally has determined that, as a result of the bankruptcy filing and beginning on the Petition Date, ResCap will be deconsolidated from Ally’s financial statements, and Ally’s remaining equity investment in ResCap will be fully impaired.  Based on a preliminary assessment of the effect of deconsolidation of ResCap, obligations under the Plan, and other impacts related to the Chapter 11 filing, Ally expects to record a charge of approximately $1.3 billion during the quarter ended June 30, 2012.

This estimated charge primarily consists of the reduction of Ally’s approximate $400 million equity investment in ResCap to zero, the $750 million cash contribution to be made by AFI to ResCap described above, and the establishment of a representation and warranty liability of approximately $130 million related to Ally Bank sold and serviced loans as a result of the termination of a mortgage servicing rights swap agreement with ResCap. In addition, as Ally continues to review its operations, including as a result of lower mortgage revenues, future restructuring charges are possible.

International Businesses

AFI has determined to explore strategic alternatives for all of its international operations, which includes auto finance, insurance, and banking and deposit operations in Canada, Mexico, Europe, the U.K. and South America.

The following risk factor supplements the risk factors contained in our Annual Report on Form 10-K for the year-ended December 31, 2011, as updated by our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2012.

The Bankruptcy Court may not approve the Settlement or the Plan, and, even if the Settlement and Plan are approved, each may not be consummated if certain conditions are not met.  If the Settlement and Plan are not approved and consummated, Ally will not be entitled to any release from claims of the Debtors or third parties

On May 13, 2012, the boards of directors of Residential Capital, LLC (“ResCap”) and certain of its wholly-owned subsidiaries (ResCap and such subsidiaries are collectively, the “Debtors”) determined to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  In connection with these May 14, 2012 (the “Petition Date”) filings, the Debtors have announced that they have reached agreement with Ally Financial Inc. and its subsidiaries and affiliates (excluding the Debtors and their direct and indirect subsidiaries) (collectively, “Ally”), and certain creditor constituencies on a prearranged Chapter 11 plan (the “Plan”) that the Debtors expect to file within 30 days. The Plan includes a proposed settlement (the “Settlement”) with Ally and the Debtors.

There can be no assurance that the Bankruptcy Court will approve the Settlement, and, even if the Settlement is approved, there can be no assurance that the conditions to effectiveness of the Settlement will be satisfied.  These conditions include, among other things, that the Plan and the order that confirms the Plan (the “Confirmation Order”) must incorporate the terms and conditions of the Settlement, including the release of all existing or potential causes of action between Ally and the Debtors, as well as a release of all existing or potential ResCap related causes of action against Ally held by third parties.

There can also be no assurance that the Bankruptcy Court will confirm the Plan, and, even if the Plan is confirmed, the consummation of the Plan is subject to several conditions, and there can be no assurance that the required conditions will be satisfied.  The failure to do so could result in modifications to the Plan, or the pursuit of an alternative form of reorganization or liquidation.  This could result in delay and significant expense, and any modifications to the Plan or other alternative may well be less favorable to Ally.  Even if the Plan is confirmed by the Bankruptcy Court and all required conditions are satisfied, there could be significant litigation against AFI.

ResCap has also announced that it has obtained debtor-in-possession financing to be provided by Barclays Bank PLC (“Barclays”), which is expected to include a total commitment of approximately $1.45 billion.  The proceeds from the asset sales contemplated by the Plan will be used to repay this financing.  If the asset sales do not occur, or if there otherwise is an event of default under ResCap’s proposed debtor in possession financing and Barclays accelerated repayment, it is unlikely that the Plan would be consummated.

If the Bankruptcy Court does not enter the Confirmation Order on or before October 31, 2012 or the effective date of the Plan does not occur on or before December 15, 2012, then the Plan and Settlement will terminate. In that event, Ally will still be required to perform all of its obligations described above with respect to the Settlement, except that Ally will not make the $750 million cash contribution and Ally will not be entitled to receive any releases from either the Debtors or any third party claimants.  In addition, under certain circumstances, ResCap has the ability to terminate the Settlement and not seek confirmation of the Plan, in which case Ally would not be entitled to receive the releases.  If Ally does not receive the releases described above, the Debtors and/or third party creditors are likely to assert substantial claims directly against Ally, which could have a material adverse impact on us.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Settlement and Plan Sponsor Agreement, dated as of May 14, 2012

99.2	Plan Term Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLY FINANCIAL INC. (Registrant)

Date:	May 14, 2012	/s/ David J. DeBrunner
David J. DeBrunner Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Settlement and Plan Sponsor Agreement, dated as of May 14, 2012

99.2	Plan Term Sheet